Exhibit 10.1

REVOLVING CREDIT AND TERM LOAN AGREEMENT

Dated as of October 20, 2005

Southwest Casino and Hotel Corp., a Minnesota corporation (the “Borrower”), and Crown Bank, a Minnesota state banking corporation (the “Lender”), hereby agree as follows:

ARTICLE I.

Definitions

Section 1.1.            Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)           the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and

(b)           all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

“Accounts” means all of the Borrower’s accounts, as such term is defined in the UCC, including without limitation the aggregate unpaid obligations of customers and other account debtors to the Borrower arising out of the sale or lease of goods or rendition of services by the Borrower on an open account or deferred payment basis.

“Advance” has the meaning given in Section 2.1.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with any Borrower or any of the Guarantors, including (without limitation) any Subsidiary of any Borrower or any of the Guarantors.  For purposes of this definition, “control,” when used with respect to any specified Person, means direct or indirect ownership of ten percent (10%) or more of any class of voting stock of the controlled Person, or the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Revolving Credit and Term Loan Agreement, as amended, supplemented or restated from time to time.

“Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in Minneapolis, Minnesota.

“Capital Expenditures” means, at any date of determination, any expenditure of money for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset whether payable currently or in the future.

“Casino Management Agreement” means, the Third Amended and Restated Gaming Management Agreement dated June 16, 1995 by and between the Borrower and the Cheyenne and Arapaho Tribes of Oklahoma, a federally recognized Indian tribe, as amended from time to time.

“Collateral” means all of the Borrower’s assets including, without limitation, all of the Borrower’s accounts, chattel paper (including, without limitation, electronic chattel paper and tangible chattel paper), deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, patents, patent rights, copyrights, trademarks, trade names, goodwill, royalty rights, franchise rights, license rights, software, payment intangibles, and Receivables; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) proceeds of any and all of the foregoing; (iii) in the case of all tangible goods, all accessions; (iv) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any tangible goods; (v) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (vi) all collateral subject to the lien of any Security Document; (vii) any money, or other assets of the Borrower, that now or hereafter come into the possession, custody or control of the Lender; (viii) all supporting obligations; and (ix) all rights.

“Commitment” means the Lender’s commitment to make Advances and make the Term Loan to or for the Borrower’s account pursuant to Article II.

“Corporate Guarantor” means Southwest Casino Corporation, a Nevada corporation.

“Corporate Guarantor Security Agreement” means the Third Party Security Agreement of even date herewith executed by the Corporate Guarantor in favor of the Lender, as the same may hereafter be amended, supplemented, or restated from time to time.

“Corporate Guarantor Stock Pledge Agreement” means the Stock Pledge Agreement of even date herewith executed by the Corporate Guarantor in favor of the Lender pursuant to which the Corporate Guarantor has granted the Lender a security interest in the stock of the Borrower owned by the Corporate Guarantor, as the same may hereafter be amended, supplemented or restated from time to time.

“Corporate Guaranty” means the Corporate Guaranty of even date herewith executed by the Corporate Guarantor in favor of the Lender, as the same may hereafter be amended, supplements, or restated from time to time.

“Debt” of any Person means all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that Person as at the date as of which Debt is to be determined.  For purposes of determining a Person’s aggregate Debt at any time, “Debt” shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Default” means an event that with the giving of notice or the passage of time or both would constitute an Event of Default.

“Default Period” means any period of time beginning on the day on which an Event of Default has occurred and ending on the date the Lender notifies the Borrower in writing that such Event of Default has been cured or waived.

“Default Rate” means an annual rate equal to three percent (3.00%) over the Floating Rate, which rate shall change when and as the Floating Rate changes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Environmental Laws” has the meaning specified in Section 4.12.

“Equipment” means all of the Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically (without limitation) the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.

“Event of Default” has the meaning specified in Section 7.1.

“Floating Rate” means an annual rate equal to one percent (1.00%) in excess of the Prime Rate of Interest, as the same changes from time to time, with such rate to be adjusted on and effective as of the same day the Prime Rate of Interest changes.

“Funding Date” has the meaning given in Section 2.1.

“GAAP” means generally accepted accounting principles at the time in the United States.

“General Intangibles” means all of the Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including (without limitation) all present and future patents, patent applications, copyrights, trademarks, trade names, trade secrets, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower’s name, and the goodwill of the Borrower’s business.

“Guarantors” means collectively, the Personal Guarantors, the Trust Guarantor and the Corporate Guarantor.

“Hazardous Substances” has the meaning given in Section 4.12.

“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, finished goods, raw materials, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Investment Property” means all of the Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

“Loan Documents” means this Agreement, the Notes, the Security Documents and any other document from time to time executed in connection herewith or related hereto, as the same may be amended, supplemented or restated from time to time.

“Material Adverse Effect” means any of the following:

(i)            a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrower or any Guarantor;

(ii)           a material adverse effect on the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents;

(iii)          a material adverse effect on the ability of the Lender to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any lien securing payment or performance of the Obligations; or

(iv)          any claim against the Borrower or the Corporate Guarantor which if determined adversely to the Borrower or such Guarantor would cause the Borrower or such Guarantor to be liable to pay an amount exceeding $50,000 or would be an event described in clauses (i), (ii) and (iii) above.

“Maturity Date” means April 30, 2007, unless the same is extended pursuant to Section 2.14 in which case it shall mean the date established pursuant to Section 2.14.

“Maximum Line” means $450,000, unless said amount is reduced pursuant to Section 2.7, in which event it means the amount to which said amount is reduced.

“Membership Interest Pledge Agreements” means, collectively, the North Metro Membership Interest Pledge Agreement and the Subsidiary Membership Interest Pledge Agreement.

“MRC Statement” means the letter dated October 19, 2005 issued by the Minnesota Racing Commission pursuant to which the Minnesota Racing Commission states and confirms that its approval of the pledge of the membership interest of North Metro owned by the Borrower to the Lender pursuant to the Membership Interest Pledge

Agreement executed by the Borrower with respect to the membership interest owned by the Borrower in North Metro is not required.

“MTR Gaming” means MTR Gaming Group, Inc., a Delaware corporation

“MTR-Harness” means collectively, MTR-Harness, Inc., a Minnesota corporation.

“MTR-Harness Consent” means the Consent to Pledge dated October 20, 2005 issued by MTR-Harness and MTR Gaming pursuant to which MTR-Harness and MTR Gaming consent to the pledge of the membership interest of North Metro owned by the Borrower to the Lender pursuant to the Membership Interest Pledge Agreement executed by the Borrower with respect to the membership interest owned by the Borrower in North Metro.

“North Metro” means North Metro Harness Initiative, LLC, a Minnesota limited liability company.

“North Metro Member Control Agreement” means the Member Control Agreement of North Metro Harness Initiative, LLC, a Minnesota limited liability company dated June 8, 2004 and executed by the Borrower and MTR-Harness.

“North Metro Membership Pledge Agreement” means the Membership Interest Pledge Agreement of even date herewith executed by the Borrower in favor of the Lender pursuant to which the Borrower has pledged to the Lender the membership interest owned by the Borrower and North Metro, as the same may hereafter be amended, supplemented or restated from time to time.

“Notes” means, collectively, the Revolving Note and the Term Note.

“Obligations” means the Notes and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender, alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all indebtedness of the Borrower arising under this Agreement, the Notes, the Entity Guaranties, or any other loan or credit agreement between the Borrower and the Lender, whether now in effect or hereafter entered into.

“Permitted Liens” has the meaning given in Section 6.1.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Personal Guaranties” means, collectively, the Personal Guaranties of even date herewith executed by the Personal Guarantors in favor of the Lender, as the same may hereafter be amended, supplemented or restated from time to time.

“Personal Guarantors” means, collectively, the individuals stated on the signature pages to the Personal Guaranties.

“Plan” means an employee benefit plan or other plan maintained for the Borrower’s employees and covered by Title IV of ERISA.

“Premises” means all premises where the Borrower conducts its business and has any rights of possession, including without limitation the premises described in Exhibit D attached hereto.

“Prime Rate of Interest” means the prime rate of interest ( or equivalent successor rate published in the Midwest edition of the Wall Street Journal as a basis for determining the rate of interest on commercial borrowing, whether or not the Lender makes loans to other borrowers at, above or below said rate.

“Receivables” means each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person’s interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“Reportable Event” has the meaning assigned to that term in Title IV of ERISA.

“Revolving Credit Facility” means the revolving credit facility being made available to the Borrower by the Lender pursuant to Article II.

“Revolving Note” means the Revolving Note of even date herewith executed by the Borrower and payable to the order of the Lender in the original principal amount of $450,000, which note is in substantially the form of Exhibit A hereto, and any note or notes issued in substitution therefor, as any of the same may hereafter be amended, supplemented or restated from time to time.

“Security Agreement” means the Security Agreement of even date herewith executed by the Borrower in favor of the Lender and encumbering the Collateral, as the same may hereafter be amended, supplemented or restated from time to time.

“Security Documents” means any document delivered to the Lender from time to time to secure or guarantee the Obligations including, without limitation, the Personal Guaranties, the Corporate Guaranty, the Trust Guaranty, the Membership Interest Pledge Agreements, the Stock Pledge Agreement, the Corporate Guarantor Security Agreement, the Corporate Guarantor Stock Pledge Agreement and the Security Agreement, as the same may hereafter be amended, supplemented or restated from time to time.

“Security Interest” means the security interests and/or liens granted by the Borrower to the Lender pursuant to the Security Documents.

“Stock Pledge Agreement” means the Stock Pledge Agreement of even date herewith executed by the Borrower in favor of the Lender pursuant to which the Borrower has pledged the stock owned by the Borrower in Southwest Entertainment, Inc. to the Lender as collateral, as the same may hereafter be amended, supplemented or restated from time to time.

“Subordinated Debt” means, at any date of determination, the aggregate outstanding principal balance of liabilities appearing on the Borrower’s balance sheet at such date which is subordinated in right of payment to the Obligations on terms acceptable to the Lender in its discretion.

“Subsidiary” means any corporation or limited liability company of which more than fifty percent (50%) of the outstanding shares of capital stock or membership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or governors, as the case may be of such corporation or limited liability company, as the case may be, irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Subsidiary Membership Interest Pledge Agreement” means the Membership Interest Pledge Agreement of even date herewith executed by the Borrower in favor of the Lender pursuant to which the Borrower has pledged to the Lender the membership interest owned by the Borrower and Gold Rush I, LLC, Southwest Casino Deadwood, LLC, and SW Missouri, LLC, as the same may hereafter be amended, supplemented or restated from time to time.

“Term Loan” has the meaning given in Section 2.2.

“Term Note” means the Term Note of even date herewith executed by the Borrower and payable to the order of the Lender in the original principal amount of $2,500,000 which note is in substantially the form of Exhibit B hereto, and any note or notes issued in substitution therefor, as the same may hereafter be amended, supplemented or restated from time to time.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Revolving Credit Facility, or (iii) the date the Lender demands payment of the Obligations after an Event of Default pursuant to Section 7.2.

“Trust Guarantor” means the trust stated on the signature pages to the Trust Guaranty.

“Trust Guaranty” means the Trust Guaranty of even date herewith executed by the Trust Guarantor in favor of the Lender, as the same may hereafter be amended, supplemented or restated from time to time.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state designated in Section 8.13 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

Section 1.2.            Cross References.  All references in this Agreement to Articles, Sections and subsections, shall be to Articles, Sections and subsections of this Agreement unless otherwise explicitly specified.

ARTICLE II.

Amount and Terms of the Revolving Credit Facility and Term Loan

Section 2.1.            Advances.  The Lender agrees, on the terms and subject to the conditions herein set forth, to make advances to the Borrower as specified by the Borrower (each an “Advance” and collectively, the “Advances”) from time to time from the date all of the conditions set forth in Section 3.1 are satisfied (the “Funding Date”) to the Termination Date, on the terms and subject to the conditions herein set forth.  All Advances shall be in a minimum amount of $5,000.00.  The Lender shall have no obligation to make an Advance to the Borrower if, after giving effect to such requested Advance, the sum of the outstanding and unpaid Advances to the Borrower under this Section or otherwise would exceed the original principal amount of the Revolving Note.  The Borrower’s obligation to pay the Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral.  Within the limits set forth in this Section, the Borrower may borrow, prepay pursuant to Section 2.7 and reborrow.  The Borrower agrees to comply with the following procedures in requesting Advances under this Section:

(a)           The Borrower shall make each request for an Advance to the Lender before 11:00 a.m. (Minneapolis time) of the day of the requested Advance.  Requests may be made in writing, by facsimile or by telephone, specifying the date of the requested Advance and the amount thereof.  Each request shall be by (i) any officer of the Borrower; or (ii) any person designated as the Borrower’s agent by any officer of the Borrower in a writing delivered to the Lender; or (iii) any person whom the Lender reasonably believes to be an officer of the Borrower or such a designated agent.

(b)           Upon fulfillment of the applicable conditions set forth in Article III, the Lender shall disburse the proceeds of the requested Advance by crediting the same to any Borrower’s demand deposit account maintained at the Lender as specified by the Borrower unless the Lender and the Borrower shall agree in writing to another manner of disbursement.  Upon the Lender’s request, the Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Lender.  The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the person requesting an Advance was not in fact authorized to do so.  Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 3.2 have been satisfied as of the time of the request.

Section 2.2.            Term Loan.  The Lender agrees, on the terms and subject to the conditions hereinafter set forth, to make the term loan to the Borrower in an amount equal to $2,500,000 respectively (the “Term Loan”).  The Term Loan shall be evidenced by and repayable with interest in accordance with the Term Note and secured by the Collateral.

Section 2.3.            Interest; Default Interest; Participations; Usury.  Interest accruing on the Notes shall be due and payable in arrears on the first day of each month.

(a)           Notes.  Except as set forth in subsections (b) and (d) below, the outstanding principal balance of the Notes shall bear interest at the Floating Rate.  Notwithstanding anything to the contrary contained herein or in the Notes, the interest rate on the Notes will not be less than seven and one-half percent (7.50%) per annum.  The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

(b)           Default Interest Rate.  At any time during any Default Period, in the Lender’s sole discretion and without waiving any of its other rights and remedies, the principal amount outstanding from time to time on the Notes shall bear interest at the Default Rate, effective for any portion of that Default Period designated by the Lender from time to time during that Default Period.

(c)           Participations.  If any Person shall acquire a participation in the Advances or the Term Loan under this Agreement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than the Floating Rate, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

(d)           Usury.  In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law.  Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws.  If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender.  This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.

Section 2.4.            Fees.

(a)           Origination Fee.  The Borrower hereby agrees to pay the Lender a fully earned and non-refundable origination fee of $25,000.00, due and payable upon the execution of this Agreement.

(b)           Audit Fees. The Borrower hereby agrees to pay the Lender, on demand, audit fees in connection with audits or inspections conducted by the Lender of any Collateral or the Borrower’s operations or business, at the rates established from time to time by the Lender as its audit fees together with all actual out-of-pocket costs and expenses incurred in conducting such audits or inspections.  The Borrower shall at all times reimburse the Lender for all costs and expenses.

Section 2.5.            Computation of Interest and Fees; When Interest Due and Payable.  Interest accruing on the outstanding principal balance of the Notes and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.  Interest shall be payable in arrears on the first day of each calendar month and on the Termination Date.

Section 2.6.            Capital Adequacy; Increased Costs and Reduced Return.  If any Related Lender determines at any time that its Return has been reduced as a result of any Rule Change, such Related Lender may require the Borrower to pay it the amount necessary to restore its Return to what it would have been had there been no Rule Change.  For purposes of this Section:

(a)           “Capital Adequacy Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding capital adequacy, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender.  Such rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(b)           “Return”, for any period, means the return as determined by such Related Lender on the Advances based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect.

Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(c)           “Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that at the closing date are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that any Related Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of the financial condition of such Related Lender.

(d)           “Related Lender” includes (but is not limited to) the Lender, any parent corporation of the Lender and any assignee of any interest of the Lender hereunder and any participant in the loans made hereunder.

Certificates of any Related Lender sent to the Borrower from time to time claiming compensation under this Section, stating the reason therefor and setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to the Related Lender hereunder to restore its Return shall be conclusive absent manifest error.  In determining such amounts, the Related Lender may use any reasonable averaging and attribution methods.

Section 2.7.            Voluntary Prepayment; Reduction of the Maximum Line; Termination of the Revolving Credit Facility by the Borrower.  Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part.  The Borrower may prepay the Term Note, terminate the Revolving Credit Facility or reduce the Maximum Line at any time if it gives the Lender at least 30 days’ prior written notice.  Any prepayment of the Term Note or reduction in the Maximum Line must be in an amount not less than $5,000.00 or an integral multiple thereof.  If the Borrower reduces the Maximum Line to zero or terminates the Revolving Credit Facility, all Obligations shall be immediately due and payable.  Any partial prepayments of the Term Note shall be applied to principal payments due and owing in inverse order of their maturities.  Upon termination of the Revolving Credit Facility and payment and performance of all Obligations, the Lender shall release or terminate the Security Interest and the Security Documents to which the Borrower is entitled by law.

Section 2.8.            [Intentionally Omitted.]

Section 2.9.            Mandatory Prepayment.  The Obligations are subject to mandatory prepayment in an amount equal to any dividends or distributions to which the Lender is entitled pursuant to the terms of the Membership Interest Pledge Agreements.  Any payment received under this Section or under Section 2.10 at a time when no Default Period exists shall be applied to the Obligations, in such order and in such amounts as the Borrower, in its discretion, may from time to time determine.  Any payment received under this Section or under Section 2.10 during any Default Period may be applied to the Obligations, in such order and in such amounts as the Lender, in its discretion, may from time to time determine.

Section 2.10.          Payment.  Notwithstanding anything to the contrary contained herein or in the Notes, the Borrower shall make payments of interest on and principal of the Notes and all payment to the Lender with respect to the payment of other fees, costs and expenses payable under any of the Loan Documents in immediately available funds to the Lender at its address set forth herein without setoff or counterclaim.  The Borrower authorizes the Lender to charge from time to time against the Borrower’s account with the Lender any such payments when due and the Lender will use its reasonable efforts to notify the Borrower of such charges.  Notwithstanding anything to the contrary in Section 2.1, the Borrower hereby authorizes the Lender, in its discretion at any time or from time to time without the Borrower’s request and even if the conditions set forth in Section 3.2 would not be satisfied, to make an Advance in an amount equal to the portion of the Obligations from time to time due and payable and unpaid for a period of time greater than five (5) days.

Section 2.11.          Payment on Non-Banking Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances, the Term Loan or the fees hereunder, as the case may be.

Section 2.12.          Use of Proceeds.  The Borrower shall use the proceeds of the Revolving Note to refinance certain existing indebtedness of the Borrower and for ordinary working capital purposes.  The Borrower shall use the proceeds of the Term Note to make capital contributions to North Metro and for ordinary working capital purposes.

Section 2.13.          Liability Records.  The Lender may maintain from time to time, at its discretion, liability records as to the Obligations.  All entries made on any such record shall be presumed correct until the Borrower establishes the contrary.  Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding.  Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within thirty (30) days after receipt.

Section 2.14.          Extension of Maturity Date.  The Casino Management Agreement as in effect as of the date of this Agreement, expires on May 19, 2007.  In the event the Borrower is able to negotiate an extension of the Casino Management Agreement so that the Casino Management Agreement continues on terms and conditions reasonably acceptable to the Lender until at least June 30, 2008, and so long as no Default Period has occurred and is continuing, the Lender will, upon the written request of the Borrower, extend the Maturity Date to May 31, 2008, so long as the Borrower and the Guarantors execute any and all documents required by the Lender as a condition to such extension of the Maturity Date, and otherwise comply with any and all other conditions precedent established by the Lender as a condition to such extension of the Maturity Date, so long as such documents and conditions are reasonably consistent with the documents required and the conditions established by the Lender in connection with this Agreement, the Loan Documents and the Loan contemplated hereby.

ARTICLE III.

Conditions of Lending

Section 3.1.            Conditions Precedent to the Initial Advance and the Term Loan.  The Lender’s obligation to make the initial Advance and the Term Loan shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:

(a)           This Agreement, properly executed by the Borrower.

(b)           The Notes, properly executed by the Borrower.

(c)           The other Loan Documents, properly executed by the parties thereto.

(d)           The original stock certificate or certificates evidencing all of the stock of the Borrower owned by the Corporate Guarantor, together with a stock power or stock powers with respect thereto, duly executed by the Corporate Guarantor.

(e)           The original stock certificate or certificates evidencing all of the stock of Southwest Entertainment, Inc. owned by the Borrower, together with a stock power or stock powers with respect thereto, duly executed by the Borrower.

(f)            The MRC Statement, properly executed by the Minnesota Racing Commission.

(g)           The MTR-Harness Consent, properly executed by MTR-Harness.

(h)           Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against the Borrower, (ii) no financing statements or assignments of patents, trademarks or copyrights have been filed and remain in effect against the Borrower except those financing statements and assignments of patents, trademarks or copyrights relating to Permitted Liens or to liens held by Persons who have agreed in writing that upon receipt of proceeds of the Notes, they will deliver UCC releases and/or terminations and releases of such assignments of patents, trademarks or copyrights satisfactory to the Lender, and (iii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(i)            A certificate of an officer of the Borrower certifying as to (i) the resolutions of the Borrower’s directors and, if required, shareholders authorizing the execution, delivery and performance of the Loan Documents, (ii) the Borrower’s articles of incorporation and bylaws, and (iii) the signatures of the Borrower’s officers or agents authorized to execute and deliver the Loan Documents, and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.

(j)            A certificate of an officer of the Corporate Guarantor, certifying as to (i) the resolutions of the Corporate Guarantor’s directors of, and, if required, shareholders of each such entity, authorizing the execution, delivery and performance of the Loan Documents executed by the Corporate Guarantor, (ii) the Corporate Guarantor’s articles of incorporation and bylaws, and (iii) the signatures of the Corporate Guarantor’s officers or agents authorized to execute and deliver the Loan Documents executed by the Corporate Guarantor on the Corporate Guarantor’s behalf.

(k)           Current certificates issued by the Secretary of State of Minnesota certifying that the Borrower and the Corporate Guarantor are in compliance with all applicable organizational and/or registration requirements of the State of Minnesota.

(l)            Evidence that the Borrower and the Corporate Guarantor are duly licensed or qualified to transact business in all jurisdictions where the failure to be so licensed would have a Material Adverse Effect on the Borrower or the Corporate Guarantor, as the case may be.

(m)          A certified copy of the Trust Agreement for the Trust.

(n)           A certificate of a trustee of the Trust certifying as to:  (i) the resolutions of the Trustees of the Trust authorizing the execution, delivery, and performance of the Trust Guaranty, (ii) the Trust Agreement, and (iii) signatures of the trustees of the Trust authorized to execute the Trust Guaranty on the Trust’s behalf.

(o)           A certified copy of the Member Control Agreement for North Metro.

(p)           A certified copy of the Casino Management Agreement.

(q)           Payoff letter(s) from all appropriate lenders.

(r)            An opinion of counsel to the Borrower and the Trust addressed to the Lender.

(s)           Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(t)            Financial statements for each Borrower and each Guarantor.

(u)           Projected balance sheets, statements of cash flow and income statements for the remainder of the Borrower’s current fiscal year, each in reasonable detail, representing the Borrower’s good faith projections and certified by the Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes, together with such supporting schedules and information as the Lender may in its discretion require.

(v)           Evidence that the Borrower has established all of its operating accounts at the Lender.

(w)          Payment of the fees and commissions due through the date of the initial Advance under Section 2.4 and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 8.6, including all legal expenses incurred through the date of this Agreement.

(x)            Such other documents as the Lender may reasonably require.

Section 3.2.            Conditions Precedent to All Advances.  The Lender’s obligation to make each Advance shall be subject to the further conditions precedent that on such date:

(a)           the representations and warranties contained in Article IV are correct on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b)           no event has occurred and is continuing, or would result from such Advance, which constitutes a Default or an Event of Default.

(c)           The Borrower shall have delivered to the Lender the Borrowing Base Certificate required in connection with such Advances as set forth in Section 5.1(d).

ARTICLE IV.

Representations and Warranties

The Borrower represents and warrants to the Lender as follows:

Section 4.1.            Existence and Power; Name; Chief Executive Office; Organizational Identification Number.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and is duly licensed or qualified to transact business in all jurisdictions where the failure to be so licensed or qualified would have a Material Adverse Effect on the Borrower.  The Borrower has all requisite power and authority, as a corporation or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party.  During its existence, the Borrower has done business solely under the names set forth in Schedule 4.1.  The Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 4.1, and all of the Borrower’s records relating to its business or the Collateral are kept at that location.  The Borrower’s organizational identification number is 7I-208 and tax identification number is 41-1721968.

Section 4.2.            Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary company action and do not and will not (i) require any consent or approval of the Borrower’s stockholders; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof and which would not have a Material Adverse Effect; (iii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s articles of incorporation or bylaws; (iv) result in a material breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 4.3.            Legal Agreements.  This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms (subject, as to enforceability, to limitations resulting from bankruptcy, insolvency and other similar laws affecting creditors’ rights generally).

Section 4.4.            Subsidiaries.  Except as set forth in Schedule 4.4, the Borrower has no Subsidiaries.

Section 4.5.            Financial Condition; No Adverse Change.  The Borrower has heretofore furnished to the Lender its audited financial statements for its fiscal year ending December 31, 2004 and its unaudited financial statements for the fiscal year to date period ended June 30, 2005 and those statements fairly present the Borrower’s financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP.  Since the date of the most recent financial statements, and except for the “Pending Litigation” as defined in Section 4.6, there has been no material adverse change in the Borrower’s business, properties or condition (financial or otherwise) which would have a Material Adverse Effect on the Borrower.

Section 4.6.            Litigation.  Except as set forth on Schedule 4.6, (the “Pending Litigation”), there are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower, any of its Affiliates or, to the best of the Borrower’s knowledge, any of the Guarantors, or the properties of the Borrower, any of its Affiliates or, to the best of the Borrower’s knowledge, any of the Guarantors before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower, any of its Affiliates or any of the Guarantors, would have a Material Adverse Effect on the Borrower, any of its Affiliates or any of the Guarantors.

Section 4.7.            Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.8.            Taxes.  The Borrower and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them.  The Borrower and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower or any Affiliate, as the case may be, are required to be filed, and the Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 4.9.            Titles and Liens.  The Borrower has good and absolute title to all Collateral described in the collateral reports provided to the Lender and all other Collateral, properties and assets reflected in the latest financial statements referred to in Section 4.5 and all proceeds thereof, free and clear of all mortgages, security interests, liens and encumbrances, except for Permitted Liens.  No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

Section 4.10.          Plans.  Except as set forth on Schedule 4.10, neither the Borrower nor any of its Affiliates maintains or has maintained any Plan.  Neither the Borrower nor any Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA.  No Reportable Event or other fact or circumstance which may have an adverse effect on the Plan’s tax qualified status exists in connection with any Plan.  Neither the Borrower nor any of its Affiliates has:

(a)           Any accumulated funding deficiency within the meaning of ERISA; or

(b)           Any liability or knows of any fact or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which or which may become payable to participants or beneficiaries of any such Plan).

Section 4.11.          Default.  The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect on the Borrower.

Section 4.12.          Environmental Matters.

(a)           Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(i)            “Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

(ii)           “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

(b)           To the Borrower’s best knowledge, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any liability or obligation for either the Borrower or the Lender under common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such liability.

(c)           To the Borrower’s best knowledge, the Borrower has not disposed of Hazardous Substances in such a manner as to create any liability under any Environmental Law.

(d)           To the Borrower’s best knowledge, there are not and there never have been any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or the Borrower, alleging liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.  To the Borrower’s best knowledge, no such matter is threatened or impending.

(e)           To the Borrower’s best knowledge, the Borrower’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect.  No permit required under any Environmental Law is scheduled to expire within twelve (12) months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(f)            To the Borrower’s best knowledge, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(g)           The Borrower has delivered to Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Borrower’s businesses.

Section 4.13.          Submissions to Lender.  All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the Revolving Credit Facility and the Term Loans contemplated hereby is true and correct in all material respects and, as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

Section 4.14.          Financing Statements.  The Borrower has authorized the Lender to file financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents to the extent the Security Interest is capable of being perfected by filing.  When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected first priority security interest (subject to Permitted Liens) in all Collateral and all other collateral described in the Security Documents which is capable of being perfected by filing financing statements.  None of the Collateral or other collateral covered by the Security Documents is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 4.15.          Rights to Payment.  Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral or other collateral covered by the Security Documents is (or, in the case of all future Collateral or such other collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.

Section 4.16.          Financial Solvency.  Both before and after giving effect to the transactions contemplated in the Loan Documents, none of the Borrower, its Affiliates, the Corporate Guarantor, or the Personal Guarantors consisting of Jeffrey S. Halpern, James B. Druck, or Thomas E. Fox, or to the best of the Borrower’s knowledge, the Personal Guarantors other than Jeffrey S. Halpern, James B. Druck, or Thomas E. Fox, or the Trust Guarantor:

(a)           was or will be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b)           has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of the Borrower, such Affiliate or any of the Guarantors are unreasonably small;

(c)           by executing, delivering or performing its obligations under the Loan Documents or other documents to which it or he is a party or by taking any action with respect thereto, intends to, nor believes that it or he will, incur debts beyond its or his ability to pay them as they mature;

(d)           by executing, delivering or performing its or his obligations under the Loan Documents or other documents to which it or he is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its or his present or future creditors; and

(e)           at this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law any jurisdiction, nor, to the best knowledge of the Borrower, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

Section 4.17.          Licenses, Etc.  The Borrower has and possesses adequate licenses, certificates, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to own and operate its business as presently conducted.

ARTICLE V.

Borrower’s Affirmative Covenants

So long as the Obligations shall remain unpaid, or the Revolving Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 5.1.            Reporting Requirements.  The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a)           as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the Borrower’s audited financial statements prepared by an independent certified public accountant selected by the Borrower and acceptable to the Lender, which annual financial statements shall include the Borrower’s balance sheet as at the end of such fiscal year and the related statements of the Borrower’s income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidating and consolidated basis to include any Affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default hereunder and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Section 5.12; and (iii) a certificate of an officer of the Borrower stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

(b)           as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, an unaudited/internal balance sheet and statements of income, cash flow and retained earnings of the Borrower as at the end of and for such quarter and for the year to date period then ended, prepared on a consolidating and consolidated basis to include any Affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, that are complete and correct in all respects and fairly present the financial condition of the Borrower at the dates of such statements and the results of its operations for the period ended on such date; and accompanied by a certificate of an officer of the Borrower, substantially in the form of Exhibit C hereto stating (i) that such financial statements are complete and correct in all respects and fairly present the financial condition of the Borrower at the dates of such statements and the results of its operations for the period ended on such date, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Section 5.12;

(c)           at least thirty (30) days before the beginning of each fiscal year of the Borrower, the projected balance sheets, income statements and statements of cash flow for each month of such year, in reasonable detail, representing the Borrower’s good faith projections and certified by an officer of the Borrower as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes, together with supporting schedules (including underlying assumptions) and information as the Lender may in its discretion require;

(d)           Intentionally omitted

(e)           as soon as possible, and in any event by not later than April 30th of each year, copies of the state and federal tax returns and all schedules thereto for the Borrower and each of the Guarantors, an updated personal financial statement of each of the Personal Guarantors;

(f)            Intentionally omitted;

(g)           immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower or any of the Guarantors of the type described in Section 4.12 or which seek a monetary recovery against the Borrower or either of the Guarantors in excess of $50,000;

(h)           as promptly as practicable (but in any event not later than five business days) after an officer of the Borrower obtains knowledge of the occurrence of any breach, default or event of default under any Loan Document or any event which constitutes a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such breach, default or event;

(i)            as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of an officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;

(j)            as soon as possible, and in any event within ten (10) days after the Borrower fails to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, the statement of the Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation;

(k)           promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral or other collateral covered by any Loan Document or of any substantial adverse change in any Collateral or such other collateral or the prospect of payment thereof;

(l)            promptly upon knowledge thereof, notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect; and

(m)          from time to time, with reasonable promptness, any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may reasonably request.

Section 5.2.            Books and Records; Inspection and Examination.  The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request and reasonable notice, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its directors, officers, employees or agents.  The Borrower will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral, other collateral covered by the Security Documents or any other property of the Borrower at any time during ordinary business hours.

Section 5.3.            Account Verification.  The Lender may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors.  The Lender may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

Section 5.4.            Compliance with Laws.

(a)           The Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would have a Material Adverse Effect on the Borrower and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)           Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or material obligation under the common law of any jurisdiction or any Environmental Law.

Section 5.5.            Payment of Taxes and Other Claims.  The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including, without limitation, the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 5.6.            Maintenance of Properties.

(a)           The Borrower will keep and maintain the Collateral, the other collateral covered by the Loan Documents and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender.

(b)           The Borrower will defend the Collateral against all claims or demands of all persons (other than the Lender) claiming the Collateral or any interest therein.

(c)           The Borrower will keep all Collateral and other collateral covered by the Loan Documents free and clear of all security interests, liens and encumbrances except Permitted Liens.

Section 5.7.            Insurance.  The Borrower will obtain and at all times maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates.  Without limiting the generality of the foregoing, the Borrower will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit acceptable to the Lender.  All policies of liability insurance required hereunder shall name the Lender as an additional insured.

Section 5.8.            Preservation of Existence.  The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 5.9.            Delivery of Instruments, etc.  Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel papers constituting Collateral, duly endorsed or assigned by the Borrower.

Section 5.10.          Collection Rights.  Intentionally Omitted.

Section 5.11.          Performance by the Lender.  If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article V or elsewhere herein, and if such failure shall continue for a period of ten (10) calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Sections 5.5 and 5.7, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate.  To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this Section.

Section 5.12.          Minimum Revenues from Casino Management Agreement.  The Borrower shall receive at least $950,000 per calendar quarter in management fees in consideration for management services provided by the Borrower under the Casino Management Agreement.

ARTICLE VI.

Negative Covenants

So long as the Obligations shall remain unpaid, or the Revolving Credit Facility shall remain outstanding, the Borrower agrees that, without the Lender’s prior written consent:

Section 6.1.            Liens.  The Borrower will not create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(a)           in the case of any of the Borrower’s property which is not Collateral or other collateral described in the Security Documents, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower’s business or operations as presently conducted;

(b)           mortgages, deeds of trust, pledges, liens, security interests and assignments in existence on the date hereof and listed in Schedule 6.1, securing indebtedness for borrowed money permitted under Section 6.2;

(c)           the Security Interest and liens and security interests created by the Security Documents;

(d)           purchase money security interests relating to the acquisition of machinery and equipment of the Borrower not exceeding the lesser of cost or fair market value thereof and so long as no Default Period is then in existence and none would exist immediately after such acquisition;

(e)           liens for taxes or assessments or other governmental charges not yet due or being contested in good faith pursuant to Section 5.5;

(f)            materialmen’s, merchants’, carriers’, workmen’s, repairmen’s, or other like liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and for which proper reserves have been made; and

(g)           pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds, in any case in the ordinary course of business.

Section 6.2.            Indebtedness.  The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)           indebtedness arising hereunder;

(b)           indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.2;

(c)           indebtedness relating to liens permitted in accordance with Section 6.1; and

(d)           approved Subordinated Debt.

Section 6.3.            Guaranties.  The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)           the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and

(b)           guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.2.

Section 6.4.            Investments and Subsidiaries.

(a)           The Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including specifically but without limitation any partnership, limited liability company or joint venture, except:

(i)            investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poors Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(ii)           advances in the form of progress payments, prepaid rent not exceeding one (1) month or security deposits.

(b)           The Borrower will not create or permit to exist any Subsidiary, other than the Subsidiar(y)(ies) in existence on the date hereof and listed in Schedule 4.4.

Section 6.5.            Dividends .  The Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly.

Section 6.6.            Sale or Transfer of Assets; Suspension of Business Operations.  The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock or membership interests of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory or obsolete, worn or damaged equipment in the ordinary course of business (provided such equipment is replaced with equipment of equal or greater value) and will not liquidate, dissolve or suspend business operations provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender.  The Borrower will not in any manner transfer any property without prior or present receipt of full and adequate consideration.

Section 6.7.            Consolidation and Merger; Asset Acquisitions.  The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

Section 6.8.            Sale and Leaseback.  The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.9.            Restrictions on Nature of Business.  The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

Section 6.10.          Accounting.  The Borrower will not adopt any material change in accounting principles other than as required or permitted by GAAP.  The Borrower will not adopt, permit or consent to any change in its fiscal year.

Section 6.11.          Discounts, etc.  The Borrower will not, after notice from the Lender, grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold, or at any time (whether before or after notice from the Lender) modify, amend, subordinate, cancel or terminate any obligation of any account debtor or other obligor of the Borrower.

Section 6.12.          Defined Benefit Pension Plans.  The Borrower will not adopt, create, assume or become a party to any defined benefit pension plan, unless disclosed to the Lender pursuant to Section 4.10.

Section 6.13.          Other Defaults.  The Borrower will not permit any material breach or default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon the Borrower.

Section 6.14.          Place of Business; Name.  The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location.  The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  The Borrower will not change its name.

Section 6.15.          Organizational Documents; Tax Status.  The Borrower will not amend its articles of incorporation or bylaws, or change its tax status as a “C” corporation.

Section 6.16.          Change in Ownership.  The Borrower will not issue or sell any stock so as to change the percentage of stock owned by each of such Borrower’s shareholders, and such Borrower will not permit or suffer to occur the sale, transfer, assignment, pledge or other disposition of any or all of the issued and outstanding shares of stock of such Borrower.  Without limiting the generality of the foregoing, the Corporate Guarantor shall at all times own, with power to vote, all of the issued and outstanding stock of the Borrower.

Section 6.17.          Salaries.  The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; to director, officer or consultant, or any member of their families.

Section 6.18.          Additional Gaming Development Projects.  The Borrower agrees that it will not, either directly in the Borrower or indirectly through any Subsidiary, pursue any additional gaming development projects or concepts without the Lender’s prior written approval, which approval may be granted or withheld in the Lender’s sole discretion; provided, however, that so long as no Default Period exists, the Borrower may incur up to $75,000 in out-of-pocket costs and expenses in evaluating and considering any additional gaming development projects or concepts without first obtaining the Lender’s prior written approval.

ARTICLE VII.

Events of Default, Rights and Remedies

Section 7.1.            Events of Default. “Event of Default”, wherever used herein, means any one of the following events:

(a)           Default in the payment of any of the Obligations when they become due and payable;

(b)           Default in the payment of any fees, commissions, costs or expenses required to be paid by the Borrower under this Agreement;

(c)           Default in the performance, or breach, of any covenant or agreement of the Borrower or any Guarantor contained in this Agreement or in any of the Loan Documents;

(d)           The Borrower or any of the Guarantors shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any of the Guarantors shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or any of the Guarantors; or the Borrower or any of the Guarantors shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any of the Guarantors; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any of the Guarantors;

(e)           A petition shall be filed by or against the Borrower or any of the Guarantors under the United States Bankruptcy Code naming the Borrower or any of the Guarantors as debtor which petition shall not be discharged within sixty (60) days after the filing thereof;

(f)            Any change shall occur in the condition (financial or otherwise), business or property of the Borrower, the Corporate Guarantor, or the Personal Guarantors consisting of Jeffrey S. Halpergn, James B. Druck or Thomas E. Fox which could have a Material Adverse Effect or any Personal Guarantor shall die;

(g)           Any representation or warranty made by the Borrower in this Agreement, or by the Borrower or any of the Guarantors (or any of its officers) in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such representation or warranty shall prove to have been incorrect in any material respect when deemed to be effective;

(h)           The rendering against the Borrower, the Corporate Guarantor or Jeffrey S. Halpern, James B. Druck or Thomas E. Fox of a final judgment, or decree in excess of $50,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

(i)            A default under any bond, debenture, note or other evidence of indebtedness of the Borrower or Jeffrey S. Halpern, James B. Druck or Thomas E. Fox owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any lease of any of the Premises, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument or lease;

(j)            Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or the Borrower shall have filed for a distress termination of any Plan under Title IV of ERISA; or the Borrower shall have failed to make any quarterly contribution required with respect to any Plan under Section 412(m)

of the Internal Revenue Code of 1986, as amended, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a lien on the Borrower’s assets in favor of the Plan;

(k)           An event of default shall occur under any of the other Loan Documents or under any other security agreement, mortgage, deed of trust, assignment or other instrument or agreement securing any obligations of the Borrower hereunder or under any note;

(l)            The Borrower, the Corporate Guarantor or the Trust Guarantor shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the Lender’s prior written consent;

(m)          The Borrower or any Guarantor shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due (other than any tax deficiency which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor) or notice of any state or federal tax liens shall be filed or issued;

(n)           Default in the payment of any amount owed by the Borrower or any of the Guarantors to the Lender other than any indebtedness arising hereunder;

(o)           A Default shall occur under the Casino Management Agreement or the Casino Management Agreement shall be terminated for any reason;

(p)           A Default shall occur under the North Metro Member Control Agreement or the North Metro Member Control Agreement shall be terminated or amended in any respect without the prior written consent of the Lender;

(q)           Any event or circumstance with respect to the Borrower or any of the Guarantors shall occur such that the Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by the Borrower or any of the Guarantors under the Loan Documents is impaired;

(r)            The rendering against the Borrower or North Metro of any final judgment, decree or order in connection with the Pending Litigation which has a Material Adverse Effect on the Borrower, North Metro, or North Metro’s ability to proceed with the development of a harness horse race track and gaming facility on the “Real Property” as defined in the North Metro Member Control Agreement.

(s)           Any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and the Lender.

Section 7.2.            Rights and Remedies.  During any Default Period, the Lender may exercise any or all of the following rights and remedies:

(a)           the Lender may, by notice to the Borrower, declare the Revolving Credit Facility to be terminated, whereupon the same shall forthwith terminate;

(b)           the Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

(c)           the Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;

(d)           the Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including, without limitation, the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(e)           the Lender may exercise and enforce its rights and remedies under the Loan Documents; and

(f)            the Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (d) or (e) of Section 7.1, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.

Section 7.3.            Certain Notices.  If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten (10) calendar days before the date of intended disposition or other action.

ARTICLE VIII.

Miscellaneous

Section 8.1.            No Waiver; Cumulative Remedies.  No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 8.2.            Amendments, Etc.  No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 8.3.            Addresses for Notices, Etc.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by facsimile, in each case addressed or faxed to the party to whom notice is being given at its address or facsimile number as set forth below:

If to the Borrower:

Southwest Casino and Hotel Corp.

2001 Killebrew Drive

Suite 350

Minneapolis, MN  55425

Facsimile No.:  (952) 853-99914

Attention:  Thomas E. Fox

If to the Lender:

Crown Bank

601 Marquette Avenue South

Suite 125

Minneapolis, MN 55402

Facsimile No.:  (612) 746-5055

Attention:  Mr. Mark W. Lucke

With copies to (which shall not be deemed to be notice):

Winthrop & Weinstine, P.A.

Suite 3500, 225 South Sixth Street

Minneapolis, MN 55402-4629

Facsimile No.:  (612) 604-6800

Attention:  David E. Moran, Esq.

or, as to each party, at such other address or facsimile number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by facsimile, except that notices or requests to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender.

Section 8.4.            Further Documents.  The Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 8.5.            Collateral.  Neither this Agreement nor the Security Agreement contemplates a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency.  The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral.  The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.

Section 8.6.            Costs and Expenses.  The Borrower agrees to pay on demand all costs and expenses, including (without limitation) reasonable attorneys’ fees, incurred by the Lender in connection with the Obligations, this Agreement, the other Loan Documents and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 8.7.            Indemnity.  In addition to the payment of expenses pursuant to Section 8.6, the Borrower agrees to indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i)            any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii)           any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 4.12 proves to be incorrect in any respect or as a result of any violation of the covenant contained in

Section 5.4(b) unless the Lender has participated in management after foreclosure and, as a result, loses any otherwise available exemption under federal or state environmental laws, rules or regulations; and

(iii)          any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances, the Term Loan and the Loan Documents or the use or intended use of the proceeds of the Notes.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and reasonably satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The Borrower’s obligation under this Section shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.

Section 8.8.            Participants.  The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants.  All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Section 8.9.            Execution in Counterparts.  This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Section 8.10.          Binding Effect; Assignment; Complete Agreement; Exchanging Information.  The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent.  This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.  Without limiting the Lender’s right to share information regarding the Borrower, its Affiliates and the Guarantors with the Lender’s participants, accountants, lawyers and other advisors, the Lender, may exchange any and all information they may have in their possession regarding the Borrower, its Affiliates and the Guarantors with the Lender’s participants, accountants, lawyers and other advisors, and the Borrower waives any right of confidentiality it may have with respect to such exchange of such information.

Section 8.11.          Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12.          Headings.  Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13.          Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota.  This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota.  The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement; (ii) waives any argument that venue in any such forum is not convenient, (iii) agrees that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents shall be venued in either the District Court of Hennepin County, Minnesota, or the United States District Court, District of Minnesota, Fourth Division; and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

Section 8.14.          U.S. Patriot Act Notification.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for Borrower:  When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify Borrower, and, if Borrower is not an individual, Lender will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

SIGNATURE PAGE TO REVOLVING CREDIT AND TERM LOAN AGREEMENT

BY AND BETWEEN

SOUTHWEST CASINO AND HOTEL CORP. AND

CROWN BANK

IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit and Term Loan Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Southwest Casino and Hotel Corp.

By:	/s/ Thomas E. Fox
Thomas E. Fox
Its: President and Chief Financial Officer

Crown Bank

By:	/s/ Mark W. Lucke
Mark W. Lucke
Its: Vice President

Exhibit A to Revolving Credit and Term Loan Agreement

Revolving Note

$450,000.00	Minneapolis, Minnesota
October , 2005

1.             For value received, the undersigned, Southwest Casino and Hotel Corp., a Minnesota corporation (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of Crown Bank, a Minnesota banking corporation, its successors and assigns (the “Lender”), at its office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00) or, if less, the aggregate unpaid principal amount of all Advances made by the Lender to the Borrower under the Credit Agreement (as defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Revolving Credit and Term Loan Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrower.  Interest accruing hereon shall be due and payable as provided in the Credit Agreement.  This Note may be prepaid only in accordance with the Credit Agreement.  This Note is subject to mandatory prepayment in accordance with the Credit Agreement.

2.             This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof.  This Note is the Revolving Note referred to in the Credit Agreement.  This Note is secured, among other things, pursuant to the Credit Agreement and the Loan Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

3.             The Borrower hereby agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses, in the event this Note is not paid when due, whether or not legal proceedings are commenced.

4.             Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

5.             If any installment of principal or interest on this Note is not paid within ten (10) days of the due date thereof, the Borrower shall pay to the Lender a late charge equal to five percent (5.00%) of the amount of such installment.

6.             All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest on this Note and lastly to installments of principal in the inverse order of maturity.

7.             Upon the occurrence of an Event of Default or any time thereafter, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

8.             Upon the occurrence of an Event of Default or any time thereafter, the outstanding principal balance hereof and accrued interest and all other amounts due hereon shall, at the option of the Lender, become immediately due and payable, without notice or demand.

9.             This Note shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to the choice of law provisions thereof.

10.           Unless otherwise defined herein, Capitalized terms used herein shall have meanings assigned thereto in the Credit Agreement.

SOUTHWEST CASINO AND HOTEL CORP.

By:
Thomas E. Fox
Its: President and Chief Financial Officer

Exhibit B to Revolving Credit and Term Loan Agreement

Term Note

$2,500,000.00	Minneapolis, Minnesota
October , 2005

1.             FOR VALUE RECEIVED, Southwest Casino and Hotel Corp., a Minnesota corporation (the “Borrower”), hereby promises to pay to the order of Crown Bank, a Minnesota state banking corporation, its successors and assigns (the “Lender”), at its office in Minneapolis, Minnesota, the principal sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), which amount has been advanced to or for the benefit of the Borrower pursuant to that certain Revolving Credit and Term Loan Agreement of even date herewith (the “Credit Agreement”), by and between the Borrower and the Lender, in lawful money of the United States and immediately available funds, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit Agreement.

2.             Principal on this Note shall be due and payable in arrears in consecutive equal monthly installments of $                         each commencing on April 1, 2006, and continuing on the first (1st) day of each calendar month thereafter until this Note is paid in full.  Accrued interest on this Note shall be due and payable in arrears on the first (1st) day of each month commencing on November 1, 2005, and continuing on the first (1st) day of each calendar month thereafter until the Maturity Date (as defined below).  The full amount of principal plus accrued interest hereon shall, if not sooner paid in full, be due and payable on April 30, 2007 (the original “Maturity Date” as defined in the Credit Agreement).  Notwithstanding the foregoing, the Maturity Date may be extended to May 31, 2008 (the “Extended Maturity Date”) pursuant to Section 2.14 of the Credit Agreement.  In the event of such an extension, as of the date of such extension (the “Extension Date”), the then unpaid principal balance of this Note shall be amortized, and paid, in equal monthly installments from the Extension Date through and including the Extended Maturity Date.  Such adjusted payments shall continue to be due and payable on the first (1st) day of each calendar month from and after the Extension Date, and the full amount of principal plus accrued interest hereon shall; if not sooner paid in full, be due and payable on the Extended Maturity Date.

3.             In all cases interest on this Note shall be calculated on the basis of a 360 day year but charged for actual days principal is unpaid.

4.             The outstanding principal balance of this Note may be prepaid in whole or in part in accordance with Section 2.7 of the Credit Agreement.  All prepayments shall be applied pursuant to paragraph 6 hereof and shall not reduce the amount or change the due dates of the regular installments provided for above.  This Note is subject to mandatory prepayment in accordance with Section 2.9 of the Credit Agreement.

5.             If any installment of principal or interest on this Note is not paid within ten (10) days of the due date thereof, the Borrower shall pay to the Lender a late charge equal to five percent (5.00%) of the amount of such installment.

6.             All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest on this Note and lastly to installments of principal in the inverse order of maturity.

7.             The Borrower hereby agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses, in the event this Note is not paid when due, whether or not legal proceedings are commenced.

8.             Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

9.             Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Credit Agreement.

10.           Upon the occurrence of an Event of Default or any time thereafter, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

11.           Upon the occurrence of an Event of Default or at any time thereafter, the outstanding principal balance hereof and accrued interest and all other amounts due hereon shall, at the option of the Lender, become immediately due and payable, without notice or demand.

12.           This Note shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to the choice of law provisions thereof.

SOUTHWEST CASINO AND HOTEL CORP.

By:
Thomas E. Fox
Its: President and Chief Financial Officer